EXHIBIT 23.1
Consent of Independent Auditors
The Board of Managers
FC-GEN Acquisition Holding, LLC
We consent to the incorporation by reference in the registration statements (No. 333-107280, 333-110877, 333-110902, 333-120917, 333-134082, 333-142987, 333-159040 and 333-166705) on Form S-3, (No. 333-138006) on Form S-4 and (No. 333-01239, 333-40769, 333-40771, 333-73916, 333-120915, 333-126195 and 333-161131) on Form S-8 of Health Care REIT, Inc. of our report dated March 26, 2010, with respect to the consolidated balance sheets of FC-GEN Acquisition Holding, LLC and subsidiaries (the Company) (formerly FC-GEN Acquisition, Inc. and subsidiaries) (Successor) as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and other comprehensive income (loss), and cash flows for the years ended December 31, 2009 and 2008 and for the period from July 14, 2007 to December 31, 2007 (Successor periods), and the Genesis HealthCare Corporation and subsidiaries (Predecessor) consolidated statements of operations, equity and other comprehensive income (loss), and cash flows for the period from January 1, 2007 to July 13, 2007 (Predecessor periods), which report appears in Form 8-K of Health Care REIT, Inc. dated February 28, 2011.
Our report on the consolidated financial statements contains explanatory paragraphs that state: effective July 14, 2007, FC-GEN Acquisition, Inc. acquired all of the outstanding stock of Genesis HealthCare Corporation in a business combination accounted for as a purchase (the Merger). As a result of the Merger, the consolidated financial information for the periods after the Merger is presented on a different cost basis than that for the periods before the Merger and, therefore, is not comparable; the Company has changed its method of accounting for uncertainty in income taxes on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 740, Income Taxes; the Company has changed its method of accounting for noncontrolling interests on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 810, Consolidation; and the Company has changed its method of accounting for fair value measurements for recurring financial assets and liabilities on January 1, 2008 and for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis on January 1, 2009 due to the adoption of Accounting Standard Codification Topic 820, Fair Value Measurements.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 25, 2011